Exhibit 99.1

May 16, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS FIRST QUARTER 2013 RESULTS

Dollar sales and volume increases across all channels drive a 25.9% increase in sales and 64.3% increase in earnings per share, excluding certain benefit/costs

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the second-largest producer and marketer of fresh packaged bakery foods in the United States, today reported results for its 16-week first quarter ended April 20, 2013. Sales increased 25.9% to $1.13 billion. Diluted EPS, excluding certain benefit/costs, was $0.46, up 64.3% from last year’s first quarter. The company recorded a benefit of $0.37 per diluted share related to a bargain purchase accounting gain on the Sara Lee/California acquisition and acquisition-related costs of $0.02 per diluted share. Including the benefit and costs, diluted EPS was $0.81. Other highlights for the quarter include:

•	Volume increased 19.3%, acquisitions contributed 7.7%, and net price/mix was unfavorable 1.1%, driven by a change in product mix;

•	Gross margin was 48.2%, compared to 46.7% for the first quarter of fiscal 2012;

•	EBITDA margin, excluding the benefit/costs, was 12.3% for the quarter;

•	Operating margin (EBIT), excluding the benefit/costs, was 9.2%;

•	Generated $86.8 million in cash flow from operations;

•	In January, announced an agreement to acquire certain Hostess bread assets. The agreement was approved by the bankruptcy court in March and is currently under regulatory review;

•

In February, completed acquisition of the Sara Lee and Earthgrains brands for sliced breads, buns, and rolls in the state of California from BBU, Inc. The new business is being rolled out in stages through early summer;

•

Announced the election by the board of directors of Allen L. Shiver, current president of Flowers Foods, as chief executive officer and George E. Deese, current chairman of the board and chief executive officer, as executive chairman, effective May 22, 2013 at the annual shareholders meeting;

•

In April, entered into a new term loan with a commitment of up to $300.0 million and amended existing $500.0 million senior unsecured credit facility and existing term loan to reflect more favorable terms in anticipation of funding for acquisitions and other needs.

Commenting on first quarter results, Chairman and CEO George Deese said, “We believe the results we reported today reflect the best performance in the company’s history. We achieved substantial sales increases in both segments, across all channels, and in our primary product categories. We also delivered outstanding earnings. Throughout our company, team members performed incredibly well as they worked to serve customers’ needs following Hostess’ departure from the market last fall. Our investments in our bakeries and our distribution systems over several decades, combined with the strength and determination of our team, allowed us to take on new business and meet the needs of existing and new customers.

“This is an exciting time for Flowers Foods as we focus on integrating Lepage Bakeries in the Northeast and Sara Lee in California, while maintaining the gains we have achieved in markets throughout the country in recent months,” Deese continued. “Looking ahead, we expect to have growth opportunities in our newer markets as customers and consumers gain confidence in Nature’s Own, Tastykake, and our other strong brands.”

First Quarter 2013 Results

For the 16-week first quarter of 2013, sales increased 25.9% to $1.13 billion from $898.2 million in last year’s first quarter. This increase was attributable to increased volumes of 19.3% and contributions from the Lepage Bakeries and Sara Lee/California acquisitions of 7.7%, partially offset by unfavorable net price/mix of 1.1%. Dollar sales and volume increased across all channels. Increases in soft variety, white bread, buns and rolls, and cake primarily drove volume increases in the branded retail channel. The volume increases in the store brand channel were driven by increases in the white bread, buns and rolls, and cake categories. The non-retail channel volume increases were primarily in the foodservice and vending categories. The unfavorable net price/mix was driven primarily by a mix shift in the cake business.

Net income for the quarter, adjusted for a bargain purchase accounting gain and acquisition-related costs, was $64.9 million, or $0.46 per diluted share compared to $37.9 million or $0.28 per diluted share in the first quarter of fiscal 2012. During the first quarter this year, the company recorded a benefit of $51.3 million, net of tax, or $0.37 per diluted share reflecting a bargain purchase accounting gain related to the Sara Lee/California acquisition. Also during the first quarter, Flowers incurred acquisition-related costs of $2.9 million, net of tax, or $0.02 per diluted share. Including these items, net income was $113.3 million, or $0.81 per diluted share.

Gross margin as a percentage of sales for the quarter was 48.2%, up 150 basis points from 46.7% in the first quarter of 2012. This increase was due primarily to higher sales volumes and decreased workforce-related costs as a percent of sales.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.4%, down 40 basis points from 36.8% of sales in the first quarter of fiscal 2012. Higher sales volumes and lower workforce-related costs as a percent of sales were the main drivers of the decrease. Acquisition-related costs negatively impacted selling, distribution, and administrative costs by $4.5 million, or 40 basis points as a percent of sales, in the first quarter of this year.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s first quarter. Net interest expense increased in this year’s first quarter as compared to last year’s first quarter primarily as a result of the issuance of $400.0 million of senior notes late in the first quarter of last year. The effective tax rate for the quarter was 22.8% as compared to 35.9% in last year’s first quarter. The bargain purchase accounting gain on the Sara Lee/California acquisition positively affected the tax rate 12.2% during the first quarter. The full-year tax rate is expected to be approximately 35.5% to 36.0%, excluding the effect of the bargain purchase.

Income from operations defined as earnings before interest and taxes (EBIT) adjusted for the bargain purchase accounting gain and the acquisition-related costs, was $104.4 million, or 9.2% of sales compared to $59.2 million, or 6.6% of sales in last year’s first quarter. Including the benefit/costs, EBIT was $151.2 million, or 13.4% of sales. Adjusted for the benefit/costs, earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter was $138.6 million, or 12.3% of sales, compared to $89.0 million, or 9.9% of sales, in last year’s first quarter. Including the benefit/costs, EBITDA was $185.4 million, or 16.4% of sales.

Segment Results

DSD (82% of sales): During the quarter, the company’s direct store delivery (DSD) sales increased 25.1%, reflecting volume gains of 15.0%, contributions from the acquisitions of 9.4%, and positive net price/mix of 0.7%. Dollar sales and volume increased across all channels. Increases in soft variety, white bread, buns and rolls, and cake primarily drove volume increases in the branded retail channel. Increases in the store brand channel were driven primarily by increases in the white bread and buns and rolls categories. The non-retail channel volume increases were primarily in the quick serve and other restaurant categories.

Income from operations for the DSD segment adjusted for the bargain purchase accounting gain was $101.2 million, or 11.0% of sales for the first quarter compared to $63.8 million, or 8.7% of sales in last year’s first quarter. Increased sales volumes and recent acquisitions were the primary drivers of the increase. Including the bargain purchase accounting gain, DSD’s operating income was $152.5 million, or 16.5% of sales.

Warehouse (18% of sales): Sales through warehouse delivery increased 29.5%, reflecting volume increases of 33.1%, partially offset by negative net pricing/mix of 3.6%. Dollar sales and volume increased across all channels. Branded and store brand cake, foodservice, and vending were the primary drivers of the volume increases. The unfavorable net price/mix was driven primarily by a mix shift in the cake business.

Income from operations for the warehouse segment was $18.7 million, or 9.0% of sales for the first quarter compared to $9.6 million, or 6.0% of sales in last year’s first quarter. This increase was due primarily to increased sales volumes.

Cash Flow

During the first quarter, cash flow from operating activities was $86.8 million. The company invested $22.6 million in capital improvements and paid dividends of $22.5 million to shareholders. The company also acquired 137,000 shares of its common stock under its share repurchase plan for $3.8 million.

Other Matters of Importance during the Quarter

On January 11, 2013, Flowers announced it signed two asset purchase agreements with Hostess Brands, as the “stalking horse bidder” for certain Hostess assets. The first agreement provided for the purchase by Flowers of the Wonder, Nature’s Pride, Merita, Home Pride, and Butternut bread brands; 20 bakeries; and approximately 38 depots for a purchase price of $360.0 million. That bid has been approved by the bankruptcy court and is currently under regulatory review. The process is expected to be completed in the second half of fiscal 2013. The company paid $18.0 million as a deposit for the potential acquisition of Hostess bread assets. The second agreement, which provided for the purchase by Flowers of the Beefsteak brand for $30.0 million, was topped by another bidder, and consequently, was terminated. The company received a break-up fee of $0.9 million related to its stalking horse bid for the Beefsteak brand.

In February 2013, the company announced that in keeping with the company’s management succession plan, the board of directors elected Allen L. Shiver president and chief executive officer, effective

May 22, 2013 at the annual shareholders’ meeting. Shiver has 34 years of service with the company and currently serves as president. George E. Deese, current chairman of the board and chief executive officer, was elected executive chairman of the board, effective the same date.

On February 23, 2013, the company completed its previously announced acquisition of certain assets and trademark licenses from BBU, Inc., a subsidiary of Grupo Bimbo, S.A.B. de C.V. The cash purchase price was approximately $50.0 million. The company received perpetual, exclusive, and royalty-free licenses to the Sara Lee and Earthgrains brands for sliced breads, buns, and rolls in the state of California. The new business in California is being added in phases through early summer. Annualized sales for the acquisition are expected to be approximately $134.0 million.

On April 5, 2013, the company entered into a senior unsecured delayed-draw term loan facility with a commitment of up to $300.0 million to finance the pending Hostess transactions, and to pay certain acquisition-related costs and expenses. The company announced amendments to its existing $500.0 million senior unsecured credit facility and existing unsecured term loan, providing for less restrictive leverage covenants and certain more favorable terms consistent with the new term loan facility.

Outlook for Second Quarter and Full Year 2013

R. Steve Kinsey, executive vice president and chief financial officer, said, “We continue to be very optimistic about the outlook for fiscal 2013 and, in the second quarter, we are continuing to see very good sales growth. Second quarter operating earnings also are expected to be strong, although we are experiencing start-up costs related to the integration of the Sara Lee business in California. Given that the Hostess transaction is currently under regulatory review, we are delaying full year 2013 guidance until the review is completed.”

Dividend

The board of directors will consider the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its first quarter 2013 earnings conference call over the Internet at 8:30 a.m. (Eastern) on May 16, 2013. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2012 sales of $3.1 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, and a reconciliation of adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/20/13	04/21/12
Sales	$1,130,810	$898,206
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	585,298	478,978
Selling, distribution and administrative expenses	411,439	330,272
Depreciation and amortization	34,189	29,739
Gain on acquisition	(51,320)	0

Income from operations (EBIT)	151,204	59,217
Interest expense, net	(4,555)	(24)

Income before income taxes (EBT)	146,649	59,193
Income tax expense	33,374	21,250

Net income	$113,275	$37,943

Net income per diluted common share	$0.81	$0.28

Diluted weighted average shares outstanding	140,610	137,182

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/20/13	04/21/12
Sales:
Direct-Store-Delivery	$922,404	$737,298
Warehouse Delivery	208,406	160,908

	$1,130,810	$898,206

EBITDA:
Direct-Store-Delivery (1)	$181,183	$87,642
Warehouse Delivery	23,975	15,520
Unallocated Corporate	(19,765)	(14,206)

	$185,393	$88,956

Depreciation and Amortization:
Direct-Store-Delivery	$28,695	$23,820
Warehouse Delivery	5,315	5,926
Unallocated Corporate	179	(7)

	$34,189	$29,739

EBIT:
Direct-Store-Delivery (1)	$152,488	$63,822
Warehouse Delivery	18,660	9,594
Unallocated Corporate	(19,944)	(14,199)

	$151,204	$59,217

(1)	The 16 week period ended April 20, 2013 includes a bargain purchase gain on acquisition of $51.3 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

04/20/13
Assets
Cash and Cash Equivalents	$14,246
Other Current Assets	474,112
Property, Plant & Equipment, net	720,291
Distributor Notes Receivable (includes $16,225 current portion)	119,604
Other Assets	86,146
Cost in Excess of Net Tangible Assets, net	746,199

Total Assets	$2,160,598

Liabilities and Stockholders’ Equity
Current Liabilities	$294,182
Bank Debt (includes $33,750 current portion)	210,450
Senior Notes due 2022	399,141
Other Debt and Capital Leases (includes $4,396 current portion)	29,082
Other Liabilities	281,519
Stockholders’ Equity	946,224

Total Liabilities and Stockholders’ Equity	$2,160,598

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

For the 16 Week Period Ended
04/20/13
Cash flows from operating activities:
Net income	$113,275
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	(12,811)
Changes in assets and liabilities	(13,635)

Net cash provided by operating activities	86,829

Cash flows from investing activities:
Purchase of property, plant and equipment	(22,558)
Acquisitions net of cash acquired	(49,950)
Other	(19,812)

Net cash disbursed for investing activities	(92,320)

Cash flows from financing activities:
Dividends paid	(22,503)
Stock repurchases	(3,790)
Proceeds from debt borrowings	595,200
Debt and capital lease obligation payments	(563,070)
Other	625

Net cash provided by financing activities	6,462

Net increase in cash and cash equivalents	971
Cash and cash equivalents at beginning of period	13,275

Cash and cash equivalents at end of period	$14,246

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings Per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
Net income per diluted common share	$0.81	$0.28
Gain on acquisition	(0.37)	—
Acquisition costs	0.02	—

Adjusted net income per diluted common share	$0.46	$0.28

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
Sales	$1,130,810	$898,206
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	585,298	478,978

Gross Margin excluding depreciation and amortization	545,512	419,228
Less depreciation and amortization for production activities	23,481	20,771

Gross Margin	$522,031	$398,457

Depreciation and amortization for production activities	$23,481	$20,771
Depreciation and amortization for selling, distribution and administrative activities	10,708	8,968

Total depreciation and amortization	$34,189	$29,739

	Reconciliation of Net Income to Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
Net income	$113,275	$37,943
Income tax expense	33,374	21,250
Interest expense, net	4,555	24
Depreciation and amortization	34,189	29,739

EBITDA	185,393	88,956
Gain on acquisition	(51,320)	—
Acquisition costs	4,564	—

Adjusted EBITDA	$138,637	$88,956

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
Adjusted EBITDA	$138,637	$88,956
Adjustments to reconcile net income to net cash provided by operating activities	4,320	20,053
Changes in assets and liabilities and pension contributions	(13,635)	(27,622)
Income taxes	(33,374)	(21,250)
Interest expense, net	(4,555)	(24)
Acquisition costs	(4,564)	—

Cash Flow From Operations	$86,829	$60,113

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of EBIT to Adjusted EBIT
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
EBIT	$151,204	$59,217
Gain on acquisition	(51,320)	—
Acquisition costs	4,564	—

Adjusted EBIT	$104,448	$59,217

	Reconciliation of Net Income to Adjusted Net Income
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2013	April 21, 2012
Net income	$113,275	$37,943
Gain on acquisition	(51,320)	—
Acquisition costs	2,944	—

Adjusted net income	$64,899	$37,943

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended 04/20/13	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	15.0%	0.7%	9.4%	25.1%
Warehouse Delivery	33.1%	-3.6%	0.0%	29.5%
Total Flowers Foods	19.3%	-1.1%	7.7%	25.9%